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                                                                     EXHIBIT 2.1

                                                    LIMITED LIABILITY PATNERSHIP

[LOGO OF CLIFFORD CHANCE]                                         Execution Copy


                                29 OCTOBER 2002

                             ON DEMAND GROUP LIMITED

                    ANTHONY KELLY, ANDREW BIRCHALL AND OTHERS

                          SEACHANGE INTERNATIONAL, INC.


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                     SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

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CONTENTS

CLAUSE                                                                                              PAGE
1.  Interpretation..................................................................................   3

2.  Completion......................................................................................   7

3.  Warranties......................................................................................   8

4.  Subscription For Further Ordinary And Preference Shares.........................................  10

5.  Call Option.....................................................................................  12

6.  Financial Information...........................................................................  14

7.  Reserved Matters................................................................................  15

8.  New Shareholders And Deeds Of Adherence.........................................................  18

9.  Trusts Established By Existing Shareholders.....................................................  18

10. Announcements...................................................................................  19

11. Costs...........................................................................................  19

12. Sale Or Listing.................................................................................  19

13. Duration........................................................................................  19

14. General Provisions..............................................................................  20

15. Notices.........................................................................................  20

16. Confidentiality.................................................................................  21

17. Entire Agreement................................................................................  21

18. Governing Law And Jurisdiction..................................................................  22

Schedule 1 The Existing Shareholders................................................................  23

Schedule 2 The Investor.............................................................................  24

Schedule 3 Notice Of Extraordinary General Meeting..................................................  25

Schedule 4 Deed Of Adherence........................................................................  27

Schedule 5 Authorised And Issued Share Capital, Members And Directors Immediately After Completion..  28

Schedule 6 Tranche 1 Subscription Conditions........................................................  30

Schedule 7 Tranche 2 Subscription Conditions........................................................  31

Schedule 8 Tranche 3 Subscription Conditions........................................................  32

Schedule 9 Warranties...............................................................................  33
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DOCUMENTS IN AGREED FORM:

1.  Articles of Association

2.  Business Development Agreement

3.  Business Plan

4.  Disclosure Letter

5.  Management Service Contracts

6.  Sale and Purchase Agreement

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THIS AGREEMENT is made on 29 October 2002

BETWEEN:

(1)    ON DEMAND GROUP LIMITED, a company incorporated in England and Wales
       (registered no. 4094951), whose registered office is at 253 Grays Inn
       Road, London WC1X 8QT (the "Company");

(2)    THE PERSONS whose names and addresses are set out in Schedule 1 (the
       "Existing Shareholders" and each an "Existing Shareholder"); and

(3) SEACHANGE INTERNATIONAL, INC., a company incorporated under the laws of the state of Massachusetts whose registered office is at 124 Acton
       Street, Maynard, MA 01754, USA (the "Investor").

WHEREAS:

This Agreement sets out the terms on which the Investor is willing to invest in the Company, the purpose of which investment is to provide funding to the Company for designing, developing, procuring, financing and operating a Video On
Demand service for the European Cable Operator.

IT IS AGREED as follows:

1.     INTERPRETATION

1.1    In this Agreement and its recitals:

       "Act" means the Companies Act 1985 including any statutory modification or re-enactment for the time being in force;

       "Accounts" means the audited accounts of the Company for the financial period ended on the Accounts Date;

       "Accounts Date" means 31 August 2001;

       "Acquired Ordinary Shares" means the ordinary shares of (pound)0.05 each in the share capital of the Company currently in issue and to be transferred to the Investor pursuant to the terms of the Sale and Purchase Agreement;

       "Additional Service Level Agreements" means each of the service level agreements relating to (i) marketing; (ii) operations; and (iii) technology and networks, to be entered into by VODCo and a European Cable
       Operator;

       "Articles of Association" means the articles of association of the Company in the agreed form to be adopted pursuant to the special resolutions set out in Schedule 3 and, once adopted, those articles of association as amended from time to time;

       "Board" means the board of directors of the Company from time to time;

                                      - 3 -

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       "Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for business in London other than solely for trading of euro;

       "Business Development Agreement" means the agreement in the agreed form to be entered into by the Company and the Investor on Completion;

       "Business Plan" means the business plan prepared by the Board in the agreed form;

       "Carriage Agreement" means the carriage agreement to be entered into between the European Cable Operator and VODCo.;

       "Co-Location Agreement" means the agreement to be entered into by VODCo and the European Cable Operator in respect of the supply of equipment and space required at each of the European Cable Operator's cable head-ends;

       "Competitor" means any entity which is then producing, marketing, selling or distributing any video on demand server equipment or software that is not, and does not form part of, a product covered by the Business
       Development Agreement and shall include, without limitation, Concurrent
       Computer Corporation, nCube Corporation and Diva Systems Corporation;

       "Completion" means the carrying out by the parties of their respective obligations under clause 2;

       "connected person" has the meaning given to that expression in section
       839 Income and Corporation Taxes Act 1988;

       "Disclosure Letter" means the letter of today's date, in the agreed form, from the Company and the Existing Shareholders to the Investor in relation to the Warranties;

       "Employee Share Option Plan" means the employee share option plan to be adopted by the Company, and approved in accordance with clause 7.1.16, pursuant to which options to acquire 231,208 Ordinary Shares may be issued, other details of which plan are to be agreed;

       "Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

       "European Cable Operator" means a European MSO, the identity of which is to be agreed upon by the Investor and the Company;

       "European Cable Operator Shareholders Agreement" means the agreement to be entered into by the Company and the European Cable Operator in order to regulate their shareholdings in VODCo.;

                                      - 4 -

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       "Group" means the Company and its subsidiary undertakings, any holding company of the Company and all other subsidiary undertakings of any such holding company from time to time and "member of the Group" is to be construed accordingly;

       "Instalment Agreement" means the instalment payment and security deed to be entered into between the Investor and VODCo. with respect to payment for products and services supplied under the Seachange Sale Agreement;

       "Investor Directors" means the persons appointed pursuant to clause 2.1.6 of this Agreement whose names and addresses are set out under the sub-title Investor Directors in Schedule 5 or such other persons as may replace any, or all, of the Investor Directors from time to time;

       "Key Managers" means, as at the date of this Agreement, each of Andrew
       Birchall, Tony Kelly, Garry Stephen and Simon McGrath, and any person who may from time to time after the date of this Agreement be designated as such in accordance with clause 7.1.15;

       "Management Accounts" means the unaudited profit and loss account of the Company in respect of the period starting on the day after the Accounts
       Date and ending on 30 June 2002 and the unaudited balance sheet of the Company as at 30 June 2002;

       "Management Agreement" means the agreement to be entered into between the Company, VODCo and the European Cable Operator;

       "Management Service Contracts" means the employment contracts in the agreed form to be entered into on Completion by the Company and each of the Key Managers respectively;

       "New Ordinary Shares" means the ordinary shares of (pound)0.05 each to be subscribed for and issued to the Investor pursuant to clauses 2.1.1 and
       2.1.2 of this Agreement;

       "Ordinary Shares" means ordinary shares of(pound)0.05 each in the Company;

       "Phase 1 Service Delivery Plan" means the Phase One plan as described in the Service Delivery Plan;

       "Preference Shares" means the cumulative, redeemable preference shares of (pound)1.00 each (whether issued or not) in the share capital of the Company which carry the rights set out in the Articles of Association;

       "Sale" means the sale of (i) the entire issued share capital of the Company; or (ii) all or substantially all of the business and assets of the Company;

       "Sale and Purchase Agreement" means the agreement in the agreed form to be entered into by the Investor and the Existing Shareholders on Completion whereby the Investor agrees to purchase from the Existing
       Shareholders on the Tranche 1 Subscription Date the number of the Acquired Ordinary Shares as is set out in column 3 of Schedule 2 and at a price of (pound)2.50 per Acquired Ordinary Share;

                                      - 5 -

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       "Seachange Sale Agreement" means the agreement to be entered into between the Investor and VODCo. relating to the sale of certain products and services by the Investor to VODCo.;

       "Service Delivery Plan" means the service delivery plan to be annexed to the Carriage Agreement;

       "Share" means any share in the share capital of the Company of whatever class;

       "SPA Warranties" means the warranties set out in clause 4 and Schedule 2 of the Sale and Purchase Agreement;

       "Tax Warranties" means the Warranties referred to in paragraphs 3.16 and
       3.17 of Schedule 9;

       "Tranche 1 Documents" means those documents set out in Schedule 6 which the Company is required to execute as part of satisfying the Tranche 1
       Subscription Conditions;

       "Tranche 2 Documents" means those documents set out in Schedule 7 which the Company is required to execute as part of satisfying the Tranche 2
       Subscription Conditions;

       "Tranche 1 Ordinary Shares" means the ordinary shares of (pound)0.05 each to be subscribed for and issued to the Investor on the Tranche 1
       Subscription Date pursuant to clauses 4.1.1 and 4.1.2 of this Agreement;

       "Tranche 2 Ordinary Shares" means the ordinary shares of (pound)0.05 each to be subscribed for and issued to the Investor on the Tranche 2
       Subscription Date pursuant to clauses 4.4.3 and 4.4.4 of this Agreement;

       "Tranche 1 Subscription Conditions" means any, or all, of the events as set out in Schedule 6;

       "Tranche 2 Subscription Conditions" means any, or all, of the events set out in Schedule 7;

       "Tranche 3 Subscription Conditions" means any, or all of the events as set out in Schedule 8;

       "Tranche 1 Subscription Date" has the meaning given to it in clause 4.1 of this Agreement;

       "Tranche 2 Subscription Date" has the meaning given to it in clause 4.3 of this Agreement;

       "VODCo." means Chamberdrive Limited, a company incorporated in England and Wales (registered no. 4407352) whose registered office is at 253
       Grays Inn Road, London, WC1X 8QT; and

                                      - 6 -

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       "Warranty" means a warranty contained or referred to in clause 3 and
       Schedule 9 and "Warranties" means all those Warranties.

1.2    In this Agreement, a reference to:

       1.2.1 a "subsidiary" or "holding company" is to be construed in accordance with section 736 of the Companies Act 1985 and a reference to a "subsidiary undertaking" or a "group undertaking" is to be construed in accordance with sections 258 and 259 of the Companies Act 1985;

       1.2.2 a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party;

       1.2.3  a statutory provision includes a reference to:

               (i) the statutory provision as modified or re-enacted or both from time to time whether before or after the date of this Agreement; and

               (ii) any subordinate legislation made under the statutory provision whether before or after the date of this Agreement;

       1.2.4 a person includes a reference to a body corporate, association, or joint venture or partnership (wherever and however incorporated or established);

       1.2.5 a person includes a reference to that person's legal personal representatives and successors; and

       1.2.6 a clause, schedule or annex , unless the context otherwise requires, is a reference to a clause of or schedule or annex to this Agreement.

1.3 Words and expressions defined in the Articles of Association have the same meanings in this Agreement, unless the context requires otherwise.

1.4    The headings in this Agreement do not affect its interpretation.

1.5 The masculine shall include the feminine and neuter and the singular shall include the plural and vice versa as the context shall admit or require.

2.     COMPLETION

2.1 Completion shall take place at a location to be agreed by the parties immediately upon the execution of this Agreement and at Completion:

       2.1.1 the Investor shall subscribe and pay (as directed by the Company) for the number of New Ordinary Shares set opposite its name in column 2 of Schedule 2 at a price of (pound)2.50 per New Ordinary
              Share;

       2.1.2 the Company shall allot and issue free from Encumbrances to the Investor the New Ordinary Shares subscribed for in accordance with clause 2.1.1 and

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              register those shares in the name of the Investor and issue a share certificate in respect of them;

       2.1.3 the Company and the Investor shall execute and complete the Business Development Agreement;

       2.1.4 the Existing Shareholders and the Investor shall execute (but not complete) the Sale and Purchase Agreement;

       2.1.5 the Company and each of the Key Managers shall respectively enter into the Management Service Contracts;

       2.1.6  the Investor shall appoint William C. Styslinger, III and William
              L. Fiedler to the Board as Investor Directors in accordance with the Articles of Association; and

       2.1.7 the Company shall provide a copy of the special resolutions of the Company in the form set out in Schedule 3 which shall be certified by a director or the secretary of the Company as having been duly passed.

2.2 The parties acknowledge that execution of the Seachange Sale Agreement is one of the Tranche 2 Subscription Conditions. The parties will use all reasonable endeavours to procure VODCo's entry into such agreement within 15 Business Days after the Tranche 1 Subscription Date.

2.3 Each of the Existing Shareholders and the Investor undertake to use their respective reasonable endeavours to procure that, as soon as possible after Completion, the Company adopts the Employee Share Option Plan.

2.4 Each of the Existing Shareholders and the Investor hereby respectively waive all rights of first refusal or pre-emption contained in this Agreement, the Articles of Association or otherwise in respect of the Ordinary Shares to be issued under the Employee Share Option Plan.

2.5 For so long as the Investor holds 25% or less of the issued ordinary share capital of the Company, each of the Existing Shareholders undertakes that he or she will not propose or vote in favour of any resolution of the Company in general meeting to disapply the pre-emption rights set out in section 89(1) of the Act.

3.     WARRANTIES

3.1 The Company and each of the Existing Shareholders severally warrants to the Investor that each Warranty is true, accurate and not misleading in any material respect as at the date of this Agreement, and that such Warranties shall be deemed repeated on the Tranche 1 Subscription Date and the Tranche 2 Subscription Date with reference to the facts and circumstances in each case then prevailing.

3.2 The Company and each of the Existing Shareholders acknowledges that the Investor is entering into this Agreement in reliance on each of the Warranties which has also been

                                      - 8 -


       given as a representation and with the intention of inducing the Investor to enter into this Agreement.

3.3 Each of the Warranties is qualified by matters fairly and specifically disclosed in the Disclosure Letter corresponding to such Warranty as at the date of this Agreement, and the Company and the Existing Shareholders shall be entitled to update the Disclosure Letter if they become aware that any event has occurred or matter has arisen which results or may result in any of the Warranties being untrue, inaccurate or misleading in any material respect as at the Tranche 1 Subscription Date or Tranche 2 Subscription Date (as applicable).

3.4 Each Warranty is to be construed separately and independently and (except where this Agreement provides otherwise) is not limited by another provision of this Agreement or another Warranty.

3.5 A reference in Schedule 9 of this Agreement or the Disclosure Letter to a person's knowledge, information, belief or awareness is deemed to include knowledge, information, belief or awareness the person would have had if the person had made reasonable enquiries of persons of whom he or she should reasonably have enquired.

3.6 Except for claims in respect of a breach of Warranty arising as a result of fraudulent, dishonest or negligent conduct on the part of the Company or the relevant Existing Shareholder:

       3.6.1 the aggregate liability of each Existing Shareholder for all claims pursuant to the Warranties and the SPA Warranties shall not exceed the amount set opposite his or her name in column (4) of
              Schedule 1 with respect to claims made from and including the Tranche 1 Subscription Date;

       3.6.2 the aggregate liability of the Company for all claims pursuant to the Warranties shall not exceed:

               (i) (pound)1,500,000 with respect to claims made from and including the date of this Agreement up to the Tranche 1 Subscription Date;

               (ii) (pound)2,000,000 with respect to claims made from and including the Tranche 1 Subscription Date (subject to fulfilment by the Investor of its obligations under clause
                     4.1.1 of this Agreement) up to the Tranche 2 Subscription Date; and

               (iii) (pound)9,000,000 with respect to claims made from and including the Tranche 2 Subscription Date (subject to fulfilment by the Investor of its obligations under clauses
                     4.3.1 and 4.3.3 of this Agreement);

       3.6.3 neither the Company nor the Existing Shareholders (taken as a whole) shall be liable in respect of a claim for breach of Warranty or, in the case of the Existing Shareholders only, any of the SPA Warranties unless the amount of the claim exceeds (pound)50,000; and

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       3.6.4  unless the Investor's discovery of the breach of the Warranty is delayed to more than two years after the date of this Agreement (in the case of the Warranties given on the date hereof), the Tranche 1 Subscription Date (in the case of the Warranties deemed repeated on the Tranche 1 Subscription Date) or the Tranche 2 Subscription Date (in the case of the Warranties deemed repeated on the Tranche 2 Subscription Date) as a result of fraudulent, dishonest or negligent conduct on the part of the Company or the relevant Existing Shareholder, neither the Company nor an Existing Shareholder shall be liable in respect of a claim for breach of a Warranty unless he, she or it has been given written notice of the claim within two years of the date of this Agreement (in the case of the Warranties given on the date hereof) the Tranche 1 Subscription Date (in the case of the Warranties deemed repeated on the Tranche 1 Subscription Date) or the Tranche 2 Subscription Date (in the case of the Warranties deemed repeated on the Tranche 2 Subscription Date) (except that in relation to the Tax Warranties this period shall be six years from the date of this Agreement, the Tranche 1 Subscription Date or the Tranche 2 Subscription Date (as applicable)).

4.     SUBSCRIPTION FOR FURTHER ORDINARY AND PREFERENCE SHARES

4.1 Within 5 Business Days of the satisfaction in full or waiver by the Investor Directors (acting unanimously and at their sole discretion) of each of the Tranche 1 Subscription Conditions or upon such other date as may otherwise be agreed by the Company and the Investor (such date to be no later than 31 December 2002 without the consent of the Investor) (the "Tranche 1 Subscription Date"):

       4.1.1 the Investor shall subscribe and pay in cash (as directed by the Company) for the number of Tranche 1 Ordinary Shares set opposite its name in column 4 of Schedule 2 at a price of (pound)2.50 per share;

       4.1.2 the Company shall allot and issue free from Encumbrances to the Investor the Tranche 1 Ordinary Shares subscribed for in accordance with clause 4.1.1 and register those shares in the name of the Investor and issue a share certificate in respect of them; and

       4.1.3 the Existing Shareholders and the Investor shall complete the Sale and Purchase Agreement in accordance with its terms.

4.2 The Company, the Existing Shareholders and the Investor shall use reasonable endeavours to procure fulfilment of the Tranche 1 Subscription Conditions as soon as reasonably practicable after Completion and the Company shall notify the Investor in writing forthwith upon satisfaction of such conditions.

4.3 Within 5 Business Days of the satisfaction in full or waiver by the Investor Directors (acting unanimously and at their sole discretion) of the Tranche 2 Subscription Conditions or upon such other date as may otherwise be agreed by the Company and

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       the Investor (such date to be no later than 31 December 2003 without the consent of the Investor) (the "Tranche 2 Subscription Date"):

       4.3.1 the Investor shall subscribe and pay in cash (as directed by the Company) at par for the number of Preference Shares set opposite its name in column 6 of Schedule 2;

       4.3.2 the Company shall allot and issue free from Encumbrances to the Investor the Preference Shares subscribed for in accordance with clause 4.3.1 and register those shares in the name of the Investor and issue a share certificate in respect of them;

       4.3.3 the Investor shall subscribe and pay (as directed by the Company) in cash for the number of Tranche 2 Ordinary Shares set opposite its name in column 5 of Schedule 2 at a price of (pound)2.50 per share; and

       4.3.4 the Company shall allot and issue free from Encumbrances to the Investor the Tranche 2 Ordinary Shares subscribed for in accordance with clause 4.3.3 and register those shares in the name of the Investor and issue a share certificate in respect of them.

       For the avoidance of doubt, subscription for the Preference Shares and the Tranche 2 Ordinary Shares pursuant to this clause 4.3 is conditional upon the subscription of the Tranche 1 Ordinary Shares having occurred.

4.4 The Company, the Existing Shareholders and the Investor shall use reasonable endeavours to procure fulfilment of the Tranche 2 Subscription Conditions on or before 31 December 2003 and the Company shall notify the Investor in writing forthwith upon satisfaction of such conditions.

4.5 If any of the Tranche 2 Subscription Conditions has not been satisfied in full or waived by the Investor Directors (acting unanimously and at their sole discretion) on or prior to 31 December 2003 in accordance with clause 4.4, the obligations of the Investor to subscribe for Preference Shares and Tranche 2 Ordinary Shares in accordance with clause 4.3 of this Agreement shall terminate except that each of the parties' accrued rights and obligations shall not be affected.

4.6 It is acknowledged by the parties that upon the satisfaction in full or waiver by the Investor Directors (acting unanimously and at their sole discretion) of the Company's obligations under the Tranche 3 Subscription Conditions (which is expected to take place in or around September 2004), and subject to the provisions of the Articles of Association, the Company may offer up to (pound)10 million in securities, whether by way of loan, equity or otherwise, for sale to other prospective investors, and (i) the Investor may, at its option, make a further investment in the Company whether by way of loan, equity or otherwise pursuant to its pre-emption rights under the Act, Article 14 of the Articles of Association or otherwise; and (ii) at the same time as completion of the Company's sale of securities to such prospective investors, the Existing Shareholders may seek to sell up to (pound)2 million in value of the Ordinary Shares held by them in the

       Company to such prospective investors (and any such transfer shall not trigger the provisions of Articles 11 or 12 of the Articles of Association (Tag-Along Rights) or be subject to any restriction on transfer set out in the Articles of Association).

4.7 In the event that the Business Development Agreement or the Seachange Sale Agreement expires or is terminated (for any reason other than due to a breach by the Investor of its respective obligations thereunder), the Company shall, upon receiving a written request from the Investor to do so, use all reasonable endeavours (such endeavours to (i) include the appointment, where appropriate, as soon as reasonably practicable of a financial advisor nominated by the Investor and reasonably acceptable to the Company, whose fees shall be borne by the Company; and (ii) commence within 30 Business Days of the date of receiving such request) to procure the sale or redemption or repurchase of all Shares held by the Investor (whether, in the case of a repurchase or redemption, out of distributable profits, capital or the proceeds of a fresh issue of shares) at a price per Share:

       4.7.1 in the case of an Ordinary Share, equal to the fair market value of such Ordinary Share to be determined in accordance with Article
              9.8 of the Articles of Association; and

       4.7.2 in the case of a Preference Share, equal to the redemption price of such Preference Share as determined in accordance with the Articles of Association.

4.8 The obligation of the Company in clause 4.7 to use reasonable endeavours shall terminate on the earlier of the date the Investor ceases to hold any Shares or one year after receipt of such notice referred to in clause
       4.7. Each of the Existing Shareholders and the Investor hereby agrees to waive any rights of pre-emption or other restriction on transfer in respect of any transfer of Shares under clause 4.7 or conferred on it, him or her under the Articles of Association or otherwise and any such transfer shall not trigger the provisions of Article 11 of the Articles of Association.

4.9 In the event that the European Cable Operator has ceased to negotiate with the Company with regard to entering into the European Cable Operator Shareholders Agreement or, if later, the European Cable Operator has not entered into the European Cable Operator Shareholders Agreement on or prior to 31 December 2002, then the Company shall, upon receiving a written request from the Investor to do so (which request shall be provided by the Investor not later than 30 days after the occurrence of such event), as soon as is reasonably practicable and in any event within 12 months of the date of receiving such request, procure the sale or redemption or repurchase of all Shares held by the Investor (in the case of a repurchase or redemption, out of distributable profits) at a price of (pound)2.50 per Share.

5.     CALL OPTION

5.1 Subject to clause 5.2, in consideration of the payment of (pound)1.00 by the Existing Shareholders (on behalf of themselves and the Company) to the Investor (receipt of

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

       which is hereby acknowledged), the Investor hereby grants to each and all but not some only of the Existing Shareholders and the Company the right to purchase, in accordance with the provisions of this clause 5 (and in the case of the Company only, if so permitted by the Act), all and not some only of the New Ordinary Shares, the Tranche 1 Ordinary Shares (if they have been allotted and issued to the Investor in accordance with the provisions of clause 4.1.2 of this Agreement) and the Acquired Ordinary Shares (if they have been transferred to the Investor in accordance with the terms of the Sale and Purchase Agreement) (together, for the purposes of this clause 5 only, the "Option Shares") from the Investor (the "Call Option") for an aggregate consideration equal to the aggregate amount paid by the Investor for the Option Shares pursuant to clauses 2.1.1 and
       4.1.1 of this Agreement and the Sale and Purchase Agreement respectively, plus an additional amount of (pound)50,000 (the "Option Price"). The Existing Shareholders shall be entitled to exercise the Call Option only in the event of the Company being unable to complete the exercise of the Call Option in accordance with the provisions of the Act.

5.2    If:

       5.2.1 each of the Tranche 1 Subscription Conditions has not been satisfied or waived in accordance with the provisions of clause
              4.1 of this Agreement on or prior to 31 December 2002 by reason only of the Investor not approving the form and substance of any of the Tranche 1 Documents, the Call Option shall be exercisable by notice in writing served by each of the Existing Shareholders or the Company (as the case may be) on the Investor at any time during the period from 1 January 2003 up to 31 March 2003 inclusive and shall be irrevocable; or

       5.2.2 each of the Tranche 2 Subscription Conditions has not been satisfied or waived on or prior to 31 December 2003 in accordance with the provisions of clause 4.3 above, the Call Option shall be exercisable by notice in writing served by each of the Existing Shareholders or the Company (as the case may be) on the Investor at any time during the period from 1 January 2004 up to 31 March 2004 inclusive (the "Second Option Exercise Period") and shall be irrevocable.

5.3 For the avoidance of doubt, the Call Option may only be exercised if the conditions in sub-clauses 5.2.1 or 5.2.2 have been satisfied and the Call Option may be exercised once only in respect of all the Option Shares and not a part thereof.

5.4 The Investor shall upon due exercise of the Call Option sell or procure to be sold with full title guarantee the Option Shares, and each of the Existing Shareholders or the Company (as the case may be) shall purchase the Option Shares. If the purchase is by the Existing Shareholders, such purchase shall be pro-rata to their respective shareholdings in the Company or as otherwise agreed among the Existing Shareholders. The purchase of the Option Shares shall be pursuant to the provisions of this Agreement, free from all Encumbrances, and together with all rights of any nature whatsoever attaching to the Option Shares including all rights to any dividend or other distribution declared, paid or made in respect of them after the completion of the sale and purchase of the Option Shares under clause 5.6.

5.5 Upon the sale of the Option Shares pursuant to the provisions of clause 5.6, each of the Existing Shareholders or the Company (as the case may be) and the Investor hereby agrees to waive any rights of pre-emption or other restriction on transfer in respect of the Option Shares conferred on it, him or her under the Articles of Association or otherwise and agrees to use reasonable endeavours to procure, before completion of the sale and purchase of the Option Shares hereunder, the irrevocable waiver of any such rights or restrictions conferred on any other person.

5.6 In the event that the Call Option is duly exercised hereunder, completion of the sale and purchase of the Option Shares shall take place on the date specified in the notice in writing by each of the Existing Shareholders or the Company (as the case may be) (such date to be a Business Day being no earlier than 10 Business Days and no later than 20 Business Days after the date on which the notice of exercise of the Call Option is served whereupon:

       5.6.1 the Investor shall deliver or procure to be delivered to each of the Existing Shareholders or the Company (as the case may be) duly executed stock transfers and the relevant share certificates held by it in respect of the Option Shares; and

       5.6.2 each of the Existing Shareholders or the Company (as the case may be) shall deliver to the Investor the Option Price by way of telegraphic transfer in immediately available funds to an account nominated by it.

5.7 Upon completion of the purchase of the Option Shares, this Agreement shall cease to have effect except that each of the parties' accrued rights and obligations shall not be affected.

5.8 In the event that the Call Option has not been exercised pursuant to the provisions of this clause 5 prior to the expiry of the Second Option Exercise Period, the provisions of this clause 5 shall terminate forthwith on the expiry of the Second Option Exercise Period and none of the parties hereto shall have any liability to the others in respect of such termination.

5.9 Until completion of the sale and purchase of the Option Shares in accordance with this clause 5 or the expiry of the Second Option Exercise Period (whichever is the earlier), the Investor hereby agrees with and undertakes to each of the Existing Shareholders and the Company not to sell, transfer, dispose of, charge, encumber or deal in any manner in the legal or beneficial ownership of the Option Shares held by it or any part thereof, other than in connection with a Sale or other than in accordance with the provisions of this Agreement and warrants and represents to each of the Existing Shareholders and the Company that on the date of due exercise of the Call Option the Investor will be entitled to sell, or procure to be sold, the Option Shares in accordance with the provisions of this clause 5.

6.     FINANCIAL INFORMATION

6.1    The Company shall supply the Investor with the following information:

       6.1.1 the audited consolidated accounts of the Group for each financial year prepared in accordance with U.S. GAAP (including the balance sheet, income statement and cash flow statements of the Group and all footnotes related thereto) as soon as practical, and at the latest by eight weeks after the end of that financial year;

       6.1.2 unaudited quarterly management accounts for the Group prepared in accordance with U.S. GAAP (including the balance sheet, income statement and cash flow statements of the Group and all footnotes related thereto) as soon as practical, and at the latest by eight weeks after the end of the relevant three month period; and

       6.1.3 no later than one month before the start of each financial year, an annual budget for that financial year.

6.2 The Company shall send to the Investor Directors, unless otherwise agreed by the Investor Directors (acting unanimously), not less than 5 Business Days' advance notice of each meeting of the Board or of a committee of the Board (save in the case of emergency, in which event such notice as is reasonably practicable in the circumstances shall be given) and an agenda of the business to be transacted at such meeting together with the minutes of previous meetings and basic financial information on the Company (including monthly revenues and expenses, capital expenditures and liquid resources, together with a rolling 18 month budgetary plan).

7.     RESERVED MATTERS

7.1 Each of the Existing Shareholders and the Investor agree that the following acts, unless specifically required by this Agreement, shall not be carried out without either (i) the consent of the Investor Directors (acting unanimously and at their sole discretion) or (ii) the consent of any director of VODCo appointed by the Investor (and, for the avoidance of doubt, references in this clause 7.1 to subsidiary undertakings are to subsidiary undertakings of the Company):

       7.1.1 the variation of the authorised or issued share capital of the Company or any subsidiary undertaking or the creation or the granting of any option or other right to subscribe for shares or convert into shares in the capital of the Company (other than as permitted under the Employee Share Option Plan) or any subsidiary undertaking; the variation of the rights attaching to Shares or any shares in any subsidiary undertaking, any allotment or issue of shares or other securities or instruments which have the right to convert into or be exchanged for such shares or securities, in each case, of the Company or any subsidiary undertaking (other than pursuant to the terms of this Agreement or the European Cable Operator Shareholders Agreement);

       7.1.2 the alteration of the Memorandum or Articles of Association of the Company or any subsidiary undertaking;

       7.1.3 the declaration or distribution of any dividend or other payment out of the distributable profits of the Company or any subsidiary undertaking, other than, in the case of the Company, in relation to the Preference Shares as provided for by the Articles of Association;

       7.1.4 the redemption or repurchase of any shares, other than as required by the Articles of Association or pursuant to this Agreement, in the capital of the Company or any subsidiary undertaking and the reduction of any uncalled liability in respect of partly paid shares in the capital of the Company or any subsidiary undertaking;

       7.1.5 the taking of steps to wind up, dissolve or re-organise the Company or any subsidiary undertaking (including without limitation in relation to any voluntary arrangement proposed with creditors or the appointment of an administrator, receiver or administrative receiver);

       7.1.6 the appointment or removal of any director of the Company (other than the Investor Directors which shall be subject to the provisions of the Articles of Association) or any subsidiary undertaking (other than the appointments to the board of VODCo. by the European Cable Operator as provided for in the European Cable Operator Shareholders Agreement) and the appointment of any alternate director of the Company or any subsidiary undertaking;

       7.1.7 the appointment or removal of auditors of the Company or any subsidiary undertaking, other than the reappointment of an existing auditor;

       7.1.8 any material change in the nature of the business of the Company or any subsidiary undertaking or the doing of any act or thing outside the ordinary business by the Company or any subsidiary undertaking;

       7.1.9 the alteration of the Company's or any subsidiary undertaking's accounting policies or principles (except as may be required to comply with any changes in the law or with UK GAAP) or the financial year end;

       7.1.10 the incurring by the Company or any subsidiary undertaking of any borrowing or any other indebtedness or liability in the nature of borrowing which exceeds (pound)500,000 (other than the vendor finance agreements to be executed by VODCo. and referred to in the Phase 1 Service Delivery Plan which form part of the Tranche 2 Subscription Conditions);

       7.1.11 the creation of any Encumbrance over any asset of the Company or any subsidiary undertaking other than in the ordinary course of trading;

       7.1.12 the entering into by the Company or any subsidiary undertaking of any contract or arrangement with any member or director of the Company or, in each case, any connected person (save for any Tranche 1 Document or Tranche 2 Document) and any other material contract or arrangement with a value in excess of (pound)100,000 and which is not provided for in the Business Plan or the annual budget for the Company;

       7.1.13 the instigation or settlement of any litigation or arbitration proceedings by the Company or any subsidiary undertaking when the amount claimed exceeds (pound)50,000;

       7.1.14 the sale or reorganisation of any business or asset of the Company or any subsidiary undertaking (whether intra-group or otherwise) other than in the ordinary course of trading;

       7.1.15 the appointment of additional persons as Key Managers of the Company or changes to and/or approval of the remuneration packages of any Key Managers of the Company or the Board;

       7.1.16 the creation and implementation of the Employee Share Option Plan (or changes or modifications to the terms thereof or to the terms of any existing employee share option scheme) and the grant of options pursuant to the Employee Share Option Plan or any other share option plan whether now existing or created in the future;

       7.1.17 approval of the annual budget of the Company and its subsidiary undertakings;

       7.1.18 the acquisition by the Company or any subsidiary undertaking of any shareholding or interest in any company, firm or entity or the entering into of any joint venture or partnership with any person, firm, corporation or other entity or the termination of any joint venture or partnership with any person, firm, corporation or partnership (other than the incorporation of VODCo as a wholly owned subsidiary of the Company or except as provided for under any of the Tranche 1 Documents or Tranche 2 Documents);

       7.1.19 the entering into of any decision regarding a Sale or Listing (as such term is defined in the Articles of Association) of the Company or any subsidiary undertaking (save as provided for in any Tranche 1 Document or Tranche 2 Document or any other agreement entered into in connection with or which is ancillary to any Tranche 1 Document or Tranche 2 Document);

       7.1.20 the waiver by the Company or any subsidiary undertaking of any provision of or failure to enforce any contract to which it is a party which (i) has a value in excess of (pound)50,000 turnover per annum; (ii) is outside the ordinary course of business; or
              (iii) was entered into with any employee, director or consultant or, in each case, any connected person of the Company or any subsidiary undertaking;

       7.1.21 the approval of the terms and execution of each of the Tranche 1 Documents and Tranche 2 Documents; and

       7.1.22 the use of proceeds received by the Company pursuant to this Agreement for purposes other than (i) settlement of professional charges incurred in connection with the negotiation, preparation, execution and performance of this Agreement and all documents referred to in it; and (ii) to fund the ongoing business operations of the Company and VODCo; and

       7.1.23 any agreement to carry out any of the matters referred to in clauses 7.1.1 to 7.1.22 above.

7.2 Provided always that where the Investor (acting by itself) or any director appointed by it has approved the entering into by the Company or any of its subsidiaries of any agreement, consent shall not be required by virtue only of clause 7.1 for the performance by the Company or any of its subsidiaries of any of their respective obligations under that agreement.

7.3 Each of the Investor Directors shall be deemed to have given the relevant consent under clauses 7.1.1, 7.1.10, 7.1.12 and/or 7.1.23 (solely with respect to clauses 7.1.1, 7.1.10 and 7.1.12) upon any future financing of the Company and/or VODCo. pursuant to the provisions of clause 4.6 of this Agreement, where the Investor has waived or not exercised any rights of pre-emption it may have under the Act, the Articles of Association or otherwise in connection with any such future financing. Notwithstanding the foregoing, this clause 7.3 shall not apply to any future financing involving any sale, issuance or transfer of securities of the Company and/or VODCo to any Competitor of the Investor.

8.     NEW SHAREHOLDERS AND DEEDS OF ADHERENCE

8.1 No Shares shall be issued or transferred to a person who is not already a party to this Agreement unless that person has already executed a deed of adherence pursuant to this Agreement or unless:

       8.1.1 if he is or is to be an employee of the Company or any subsidiary undertaking, he has executed a completed deed of adherence in the form set out in Schedule 4 in which he is treated as an Existing Shareholder; or

       8.1.2 if it is a trust established by a person who is or is to be an employee of the Company or any subsidiary undertaking:

               (i) that person has executed a completed deed of adherence in the form set out in Schedule 4 in which he is treated as an Existing Shareholder; and

               (ii) the trustees of the trust have given the acknowledgement and undertaking required by clause 9; or

       8.1.3 if the person is an employees' share scheme trust and neither clause 8.1.1 nor 8.1.2 applies, it has given the acknowledgement and undertaking required by clause 9; and

       8.1.4 if none of clauses 8.1.1 to 8.1.3 applies, it has executed a completed deed of adherence in the form set out in Schedule 4 in which it is treated as an Investor.

8.2 All executed deeds of adherence shall be delivered to and held by the Company.

8.3 The Investor may assign all or any of its rights under this Agreement to a person to whom it transfers Shares but no other party shall be entitled to assign such rights.

8.4 The parties agree to extend the benefit of this Agreement to any person who acquires Shares in accordance with this Agreement and the Articles of Association and enters into a deed of adherence in accordance with this clause 8.

9.     TRUSTS ESTABLISHED BY EXISTING SHAREHOLDERS

9.1 No Shares may be transferred to a trust established by a person who is or is to be an employee of the Company or any subsidiary undertaking of the Company unless the trustees have delivered to the Company an acknowledgement and undertaking executed as a deed that:

       9.1.1  the trustees agree to be bound by clauses 8, 12 and 13;

       9.1.2 Article 9 of the Articles of Association applies to the trustees and if the Existing Shareholder ceases for any reason to be an employee of the Company or any subsidiary undertaking and the Company serves the notice required under Article 9, the trustees will be "Compulsory Sellers" for the purposes of Article 9;

       9.1.3 if the Existing Shareholder is subject to a claim for breach of any of the Warranties which is settled in favour of the Investor or in respect of which judgement is given in favour of the Investor, the trustees will transfer their Shares to the relevant Existing Shareholder for 1p each upon written confirmation from the Company that the claim has remained unsatisfied for more than three weeks after settlement or judgement; and

       9.1.4 the trustees will not transfer the Shares to new trustees unless the new trustees gives the same acknowledgement and undertaking.

10.    ANNOUNCEMENTS

10.1 Subject to clause 10.2, no announcement in relation to the transactions contemplated by this Agreement or the Sale and Purchase Agreement shall be made without the written consent of the Company, the Investor and each of Tony Kelly and Andrew Birchall, except that an announcement previously consented to may be repeated by any of the parties.

10.2 Clause 10.1 does not apply to a public announcement, communication or circular required by law, by a rule of a listing authority by which a party's shares are listed, a stock exchange on which a party's shares are listed or traded or by a governmental authority or other authority with relevant powers to which a party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall, so far as is practicable, be made after consultation with the other parties and after taking into account the reasonable requirements of the other parties as to its timing, content and manner of making or despatch.

11.    COSTS

       Each party shall pay all the costs and expenses reasonably incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement and all other documents referred to in it.

12.    SALE OR LISTING

12.1 It is the parties' intention that a Sale or Listing (as such term is defined in the Articles of Association) be achieved within five years of Completion.

12.2 On a Listing the Company's share capital shall be reorganised so that all issued shares in the Company are of the same class, with rights typical of shares in listed companies, and in other ways advised in connection with the Listing.

12.3 The parties acknowledge that the Investor will not give any warranties or indemnities in respect of the Group on a Sale or Listing.

13.    DURATION

13.1 On a Listing the provisions of this Agreement cease to have effect except that the parties' accrued rights and obligations shall not be affected.

13.2 When an Existing Shareholder ceases to be an employee of the Company or any subsidiary undertaking of the Company and no longer holds any shares in the capital of the Company and any trust established by him ceases to hold shares in the capital of the Company, the Existing Shareholder shall cease to be party to this Agreement except that his accrued rights and obligations shall not be affected.

13.3 When the Investor ceases to hold shares in the capital of the Company, it shall cease to be party to this Agreement except that its accrued rights and obligations shall not be affected (except if the Investor has assigned its rights under this Agreement pursuant to clause 8.3).

14.    GENERAL PROVISIONS

14.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

14.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

14.3 The Investor's rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

14.4 Nothing contained in this Agreement is to be construed as creating a partnership between any of the parties.

14.5 If there is any conflict or inconsistency between the provisions of this Agreement and the Articles of Association, this Agreement prevails.

14.6 The invalidity, illegality or unenforceability of any provision of this Agreement does not affect the continuation in force of the remainder of this Agreement.

14.7   All obligations in this Agreement are several and not joint.

14.8 This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

14.9 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

14.10 The Existing Shareholders hereby waive all rights of first refusal or pre-emption contained in this Agreement, the Articles of Association or otherwise in relation to any Shares for which the Investor is to subscribe pursuant to this Agreement.

15.    NOTICES

15.1 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post in a pre-paid envelope (and air mail if overseas) or by telefax, to the party due to receive the notice or communication at its address set out in this Agreement or such other address as a party may specify by notice in writing to the others to the following fax numbers (as applicable):

       if to the Investor:             William L. Fiedler
                                       SeaChange International, Inc.
                                       Fax No:   + 1 97 88 979 590

       with a copy to:                 William B. Simmons
                                       Testa, Hurwitz & Thibeault LLP
                                       Fax No:   + 1 617 248 7100

       and

       if to the Company
       or an Existing Shareholder:     Andrew Birchall and Anthony Kelly
                                       On Demand Group Limited
                                       Fax No:   + 44 (0) 20 7551 5951

15.2 In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

       15.2.1 if delivered personally, when left at the address referred to in clause 15.1;

       15.2.2 if sent by mail other than air mail, two days after posting it;

       15.2.3 if sent by air mail, six days after posting it; and

       15.2.4 if sent by telefax, on receipt of a complete and legible copy.

16.    CONFIDENTIALITY

16.1 Except and to the extent required by law or any regulatory body, each of the parties agree not to make public or reveal to any third party any commercial, organisational or other information of a confidential nature concerning the Company, the parties or the subject matter of this Agreement or agreements specifically referred to herein obtained as a result of such party's participation in this Agreement without the prior written consent of the other parties.

16.2 Without prejudice to clause 10, the parties shall use their respective reasonable endeavours to agree the form and manner of any presentation and publication of information regarding the Company which shall be given to third parties dealing with the Company.

17.    ENTIRE AGREEMENT

17.1 This Agreement (together with the agreements specifically referred to herein) constitutes the entire agreement between the parties in respect of the subject matter hereof.

17.2 The parties hereby expressly confirm that they have not relied on any statement, representation or warranty (howsoever expressed) given by any other party which is not set out in this Agreement (or the agreements specifically referred to herein) and to the extent they have, they hereby expressly waive all rights in respect of any such representation or warranty. Accordingly, no party shall have any right of action against any other party to this agreement arising out of or in connection with any such statement, representation or warranty (except in the case of fraud) save to the extent repeated in this Agreement (or the agreements specifically referred to herein).

18.    GOVERNING LAW AND JURISDICTION

       18.1 This Agreement is governed by, and shall be construed in accordance with, English law.

18.2 The courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any dispute (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for such purposes, irrevocably submits to the jurisdiction of the courts of England.

18.3 Each party irrevocably waives (and agrees not to raise) any objection which it might at any time have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

18.4 Each party agrees that it shall promptly deliver a copy of each of the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings to the other party in accordance with clause 15.1. This clause applies to Proceedings initiated in England and elsewhere.

18.5 The Investor has appointed Trusec Limited of 2 Lambs Passage, London EC1Y 8BB, England as its agent for service in England. The parties agree that any claim form, particulars of claim, application notice, order, judgment or other process issued out of the courts of England, or document relating to or in connection with any Proceedings in England shall be served on Trusec Limited as the Investor's agent for service. If the appointment of such person ceases to be effective, the Investor shall immediately appoint another person in England to accept service of process on its behalf in England. If the Investor fails to do so (and such failure continues for a period of not less than fourteen (14) days), the Company shall be entitled to appoint such a person by notice to the Investor. The provisions of this clause 18.5 applying to service on an agent apply equally to service on a replacement agent.

IN WITNESS OF WHICH this Agreement has been executed by the parties on the above date.

                                   SCHEDULE 1

                            THE EXISTING SHAREHOLDERS

        (1)                       (2)                      (3)                          (4)
                                                                                 MAXIMUM AGGREGATE
                                                    NO. OF ORDINARY SHARES      LIABILITY UNDER THE
                                NO. OF                TO BE TRANSFERRED              WARRANTIES
      NAME AND           ORDINARY SHARES HELD        PURSUANT TO THE SALE       (AND SPA WARRANTIES)
      ADDRESS            PRIOR TO COMPLETION/1/     AND PURCHASE AGREEMENT             (pound)
Andrew Birchall                         501,000                     100,000                  250,000
Weir Water,
Admirals Bridge Lane,
East Grinstead,
RH19 4NN

Annabelle Birchall                      501,000                     100,000                  250,000
Weir Water,
Admirals Bridge Lane,
East Grinstead,
RH19 4NN

Anthony Kelly                           551,100                     110,000                  275,000
29 Beauchamp Road,
East Molesey,
KT8 0PA

Judith Kelly                            200,400                      40,000                  100,000
29 Beauchamp Road,
East Molesey,
KT8 0PA

Michael Kelly                           250,500                      50,000                  125,000
Threeways,
Tranwell Woods,
Morpeth,
NE61 6AQ
                          ----------------------    ------------------------    ---------------------
                                      2,004,000                     400,000                1,000,000

/1/ Andrew Birchall, Annabelle Birchall, Anthony Kelly and Judith Kelly have committed to sell up to 25,990 Ordinary Shares each to the Employee Benefit Trust or Employee Management Incentive scheme after Completion.

                                   SCHEDULE 2

                                  THE INVESTOR

       (1)                             (2)             (3)               (4)               (5)            (6)
                                                                   NO. OF TRANCHE 1  NO. OF TRANCHE 2    NO. OF
                                    NO. OF NEW    NO. OF ACQUIRED      ORDINARY          ORDINARY      PREFERENCE
 NAME AND ADDRESS                ORDINARY SHARES  ORDINARY SHARES       SHARES            SHARES         SHARES
SeaChange International, Inc.        600,000         400,000           200,000            309,350      6,226,625

                                   SCHEDULE 3

                    NOTICE OF EXTRAORDINARY GENERAL MEETING

Notice is hereby given that an Extraordinary General Meeting of the Company will
be held at [     ] on [.] 2002 at [     ] am/pm for the purpose of considering
and, if thought fit, passing the following resolutions which will be proposed as special resolutions:

                               SPECIAL RESOLUTIONS

1. That the authorised share capital of the Company be increased to (pound)8,000,000 by the creation of 7,000,000 cumulative, redeemable preference shares of (pound)1.00 each having the rights set out in the new Articles of Association referred to in resolution 2 (the "Preference Shares").

2. That the articles of association in the form of the draft produced to the meeting and initialled by the Chairman be adopted as the new Articles of Association of the Company in replacement of the existing Articles of Association of the Company.

3. That the directors be authorised pursuant to section 80 of the Companies Act 1985 ("the Act") to exercise all powers of the Company to allot relevant securities (within the meaning of that section) up to an aggregate nominal amount of (pound)8,000,000 in the form of up to 20,000,000 Ordinary Shares of (pound)0.05 each and up to 7,000,000 Preference Shares of (pound)1.00 each in accordance with the Subscription and Shareholders Agreement dated [.] 2002 for a period of five years from the date of this resolution 3.

4. That section 89(1) of the Act shall not apply to the allotment of equity securities (within the meaning of section 94(2) of the Act) pursuant to the authority conferred by resolution 3 for a period of five years from the date of this resolution 4.

                                                           BY ORDER OF THE BOARD

Registered Office:

                                                                       Secretary

                                                                  Dated [.] 2002

NOTE

A member entitled to attend and vote at the meeting is also entitled to appoint one or more proxies to attend and vote instead of him. A proxy need not be a member of the Company.

                             CONSENT TO SHORT NOTICE

To:  The Directors
     On Demand Group Limited

We, the undersigned, being a majority in number of the members having a right to attend and vote at the extraordinary general meeting of the Company convened by the notice of extraordinary general meeting and together holding not less than 95 per cent. in nominal value of the shares giving the right to attend and vote at the meeting, agree to the convening of the meeting for the day and place mentioned in the notice for the purposes set out in the notice and to the proposing and passing of the resolutions specified in the notice as special resolutions notwithstanding that less than the full period of notice required under the Companies Act 1985 and the articles of association of the Company has been given.

Dated [.] 2002


--------------------------------
Andrew Birchall


--------------------------------
Annabelle Birchall


--------------------------------
Anthony Kelly


--------------------------------
Judith Kelly


--------------------------------
Michael Kelly

                                   SCHEDULE 4

                                DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [         ] 200[.]

BY [     ] of [     ] (the "Covenantor") in favour of the persons whose names
are set out in the schedule to this Deed and is SUPPLEMENTAL to the Subscription and Shareholders Agreement dated [.] 2002 made by (1) On Demand Group Limited
(2) the Existing Shareholders (as defined therein) and (3) Seachange International, Inc. (the "Subscription and Shareholders Agreement").

THIS DEED WITNESSES as follows:

1. The Covenantor confirms that it has been given and read a copy of the Subscription and Shareholders Agreement and covenants with each person named in the schedule to this Deed to perform, observe and be bound by all the terms of the Subscription and Shareholders Agreement, except clauses 2 (save for clause 2.4 which shall apply), 3 and 4, as if the Covenantor were [the Investor/an Existing Shareholder]* who is party to the Subscription and Shareholders Agreement.

This Deed is governed by English law.

IN WITNESS WHEREOF this Deed has been executed by the Covenantor and is intended to be and is hereby delivered on the date first above written.

                                    SCHEDULE

[Parties to the Subscription and Shareholders Agreement including those who have executed earlier deeds of adherence].

[* delete as appropriate]

                                   SCHEDULE 5
           AUTHORISED AND ISSUED SHARE CAPITAL, MEMBERS AND DIRECTORS
                          IMMEDIATELY AFTER COMPLETION

                                     Part I

                       AUTHORISED AND ISSUED SHARE CAPITAL


                            AUTHORISED                 ISSUED

Ordinary Shares           (Pound) 1,000,000    2,604,000 Ordinary Shares

Preference Shares         (Pound) 7,000,000                                -



NAME                              TOTAL NUMBER OF ORDINARY SHARES

Andrew Birchall                               501,000

Annabelle Birchall                            501,000

Anthony Kelly                                 551,100

Judith Kelly                                  200,400

Michael Kelly                                 250,500

Seachange International, Inc.                 600,000



NAME              TOTAL NUMBER OF ORDINARY SHARES      EXERCISE PRICE (pound)
                         HELD UNDER OPTIONS

Nick Bingham                    100,200                        1.84

Garry Stephen                    69,307                       0.001

Tim Simmons                      16,382                        1.84

Simon McGrath                   100,200                        2.00

Total                           286,089

                                     Part II

                                    DIRECTORS

NAME                                                       ADDRESS

Andrew Birchall                                          Weir Water,
(Chairman)                                          Admirals Bridge Lane,
                                                       East Grinstead,
                                                          RH19 4NN

Anthony Kelly                                        29 Beauchamp Road,
(Chief Executive)                                       East Molesey,
                                                           KT8 0PA

Garry Stephen                                          The Well House,
(Finance Director)                                      15 Southend,
                                                         Garsington,
                                                        Oxon OX44 9DH

Simon McGrath                                        36 Gloucester Road,
(Chief Technology Officer)                                 Kew,
                                                       Surrey TW9 3BU

                               INVESTOR DIRECTORS

NAME                                                       ADDRESS

William C. Styslinger III                              60 Mariners Way
                                                   Fairfield, CT 06430, USA

William L. Fiedler                                  46 Nathan Cutler Drive
                                                    Bedford, NH 03110, USA

                                   SCHEDULE 6

                        TRANCHE 1 SUBSCRIPTION CONDITIONS

1.  Execution of the Carriage Agreement.

2.  Execution of the Management Agreement.

3.  Execution of a European Cable Operator Shareholders Agreement.

4.  Execution of the Co-Location Agreement.

5. The Company is not in breach or default of the Business Development Agreement entitling the Investor to terminate such agreement in accordance with its terms.

6. The Company is not in breach or default of this Agreement entitling the Investor to terminate this Agreement in accordance with its terms.

7. All of the documents listed above in 1 to 4 being in a form and substance satisfactory to the Investor, other than with respect to any clerical or other immaterial changes to such documents.

8. The Company and the Existing Shareholders have not, in updating the Disclosure letter in accordance with clause 3.3, disclosed a matter or event which results or may result in any of the Warranties being untrue, inaccurate or misleading in any materially adverse respect.

                                   SCHEDULE 7

                        TRANCHE 2 SUBSCRIPTION CONDITIONS

1. Execution by VODCo. of an equipment and software supply agreement for segmentation equipment and modulation equipment.

2. Execution by VODCo. of vendor finance agreements in relation to each of the agreements referred to in condition 1, above.

3. Execution by VODCo of content provision agreements with at least 3 studios providing for the supply of content for the Video On Demand service on terms and conditions consistent with the Business Plan.

4.   Execution by VODCo. of each of the Additional Service Level Agreements.

5.   Execution by VODCo. of the Seachange Sale Agreement.

6.   Execution by VODCo. of the Instalment Agreement .

7. The Company is not in breach or default of the Business Development Agreement the Seachange Sale Agreement or the Instalment Agreement (if they have been executed prior to the Tranche 2 Subscription Date) entitling the Investor to terminate any such agreement in accordance with its respective terms.

8. The Company is not in breach or default of this Agreement entitling the Investor to terminate this Agreement in accordance with its terms.

9. Satisfaction or waiver of the Tranche 1 Subscription Conditions and completion of the parties' respective obligations in accordance with the provisions of clause 4.1 of the Agreement.

10. All of the documents listed above in 1 to 6 being in a form and substance satisfactory to the Investor, other than with respect to any clerical or other immaterial changes to such documents.

11. The Company and the Existing Shareholders have not, in updating the Disclosure letter in accordance with clause 3.3, disclosed a matter or event which results or may result in any of the Warranties being untrue, inaccurate or misleading in any materially adverse respect.

                                   SCHEDULE 8

                        TRANCHE 3 SUBSCRIPTION CONDITIONS

1. (i) Rollout of the VOD Service (as defined in the Carriage Agreement) to a minimum of 200,000 subscribers; (ii) demonstration of an average VOD Buy-Rate (as defined in the Carriage Agreement) for those subscribers who have access to the VOD Service of not less than 120% for a rolling 3 month period; and (iii) average gross margin per subscriber per month to be not less than (pound)1.70 for a three month period for subscribers who have access to the service in accordance with the terms of the Business Plan and initial capital expenditure forecasts.

2. Satisfactory technical performance in line with the Additional Service Level Agreements of the Video on Demand services including both the video server equipment, the transmission plant and the associated software scheduling, streaming, management and billing systems.

3. No material adverse change in the business carried on by the Company (or any of its subsidiaries) unless such material adverse change results from a matter consented to by the Investor pursuant to clause 7.1 of this Agreement.

                                   SCHEDULE 9

                                   WARRANTIES

In this Schedule:

"Company" means On Demand Group Limited and, separately, each of its subsidiary undertakings; and

"Information" means all information in the Disclosure Letter (including any attachments) or stated in the Disclosure Letter to have been disclosed to the Investor leading to this Agreement (but excludes, for the avoidance of doubt, any forecasts as to the future prospects of the Company).

                                     PART I

1.     INFORMATION

1.1 The Information was when given and is at the date hereof true and accurate in all material respects and is not misleading because of any omission or ambiguity or for any other reason.

1.2 To the best of the knowledge, information and belief of the Company and the Existing Shareholders there is no fact, matter or circumstance concerning the business of the Company, or relating to the information contained or referred to in the Business Plan, which has not been disclosed to the Investor and which if disclosed might reasonably have been expected to influence the decision of a reasonable investor to subscribe for or purchase shares on the terms contained in this Agreement

2.     GENERAL

2.1 The Company and each of the Existing Shareholders has the requisite power, capacity and authority to enter into and perform its obligations under this Agreement.

2.2 The Company is duly incorporated and validly existing under the laws of England and Wales

2.3 This agreement constitutes and the other agreements to be executed by the Company and the Existing Shareholders at or after Completion will, when executed, constitute valid and binding obligations of the Company and each Existing Shareholder in accordance with their respective terms.

2.4 The execution and delivery of, and the performance by the Company and the Existing Shareholders of their respective obligations under, this agreement, will not:

       (a) in the case of the Company only, result in a breach of any provision of the memorandum or articles of association of the Company; or

       (b) result in a breach of, or constitute a default under, any instrument to which the Company or any of the Existing Shareholders is a party or by which any of them are bound; or

       (c) result in a breach of any order, judgment or decree of any court or governmental agency to which the Company or any Existing Shareholders is bound; or

       (d) require the consents, in the case of the Company, of its shareholders or the shareholders of any other person save for the passing of each of the special resolutions of the Company in the form set out in Schedule 3.

2.5 The Disclosure Letter contains the name and registered number of each directly and wholly owned subsidiary undertaking of the Company and there are no additional direct or indirect subsidiary undertakings of the Company.

3.     THE COMPANY

SHARE CAPITAL

3.1 The shares listed in Part I of Schedule 5 comprise the whole of the issued and allotted share capital of the Company and all of them are fully paid up.

3.2 Each of the persons shown in Part I of Schedule 5 is the registered holder of the number and class of Shares set opposite his name in that
       Part I of Schedule 5.

3.3 Each of the persons shown in Part I of Schedule 5 is the holder of options over the number of shares set opposite his name in the Schedule and such options comprise all of the options over Shares and are exercisable on the date and at the price per share indicated in that Part I of Schedule 5.

3.4 Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment or issue of, or the grant to a person of the right to require the allotment or issue of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption).

3.5 There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting any of the Shares or any of the Acquired Ordinary Shares and there is no agreement or commitment to give or create any of the same and no claim has been made by any person entitled to any of the same.

ACCOUNTS

3.6 The Accounts have been prepared on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom and show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Accounts Date and of the profits and losses of the Company for the financial year ended on the Accounts Date.

3.7    Since the Accounts Date:

       3.7.1 there has been no material adverse change in the financial or trading position or prospects of the Company;

       3.7.2 the business of the Company has been carried on in the ordinary and usual course and no material unusual or onerous contract or arrangement has been entered into by the Company; and

       3.7.3 the Company has not, other than in the ordinary course of its business, assumed or incurred, or agreed to assume or incur, a liability or obligation.

3.8 The Management Accounts have been prepared in good faith, on a basis consistent with the Accounts and, to the best of the knowledge, information and belief of the Existing Shareholders, show a materially accurate view of the assets and liabilities and profit or loss of the Company as at 30 June 2002.

INSOLVENCY

3.9 The Company is not insolvent nor unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 nor has any voluntary arrangement been proposed under section 1 of the Insolvency Act 1986 in respect of the Company.

3.10 No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and so far as the Company is aware no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

3.11 No administration order has been made and so far as the Company is aware no petition for such an order has been presented in respect of the Company.

3.12 No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

LITIGATION

3.13 The Company is not engaged in any material, civil, criminal, mediation, arbitration, administrative or other proceeding (whether as defendant, plaintiff, claimant or otherwise) nor as far as the Company or the Existing Shareholders are aware is any such proceeding pending, threatened or expected and there is no fact or circumstance likely to give rise to any such proceeding against the Company or any director, employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable. There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against the Company or a person for whose acts or defaults the Company may be vicariously liable.

ASSETS

3.14 Each asset included in the Accounts or acquired by the Company since the Accounts Date (other than stock disposed of in the ordinary course of business) and each asset used by the Company is:

       3.14.1 legally and beneficially owned solely by the Company free from any Encumbrance; and

       3.14.2 where capable of possession, in the possession or under the control of the Company; and

       3.14.3 there is no agreement or commitment to dispose of, or to give or create any Encumbrance over or in respect of, any such asset and so far as the Company and the Existing Shareholders are aware no claim has been made by any person to be entitled to any Encumbrance.

3.15 No event has occurred which constitutes a breach of or default under any contract which is material in any way to the Company's or VODCo's business.

TAX

3.16 The Company is duly registered for VAT purposes and has complied in all material respects with the relevant legislation and in particular has maintained correct and up-to-date record and made up-to-date returns and paid all amounts due and payable. The Company has never been a member of a group for the purpose of VAT registration.

3.17 The Company has complied with its obligations to the Inland Revenue and all other relevant taxing authorities for all amounts for which it is accountable in respect of taxation and all returns have been filed within time and have been made correctly and no such return or computation has been disputed or relief withdrawn. There are no disputes with any taxing authority and the Company is not liable to any penalties or fines.

GENERAL

3.18 The statutory books (including all registers and minute books) of the Company have been properly kept in all material respects.

3.19 So far as the Company and the Existing Shareholders are aware, the Company has not committed and is not liable for any criminal, illegal or unlawful act or breach of duty imposed by or pursuant to statute or any of the foregoing would have an adverse effect on the continued operation of the business of the Company after Completion.

3.20 Except as set out in Disclosure Letter, the Company does not have any estate or interest in any right or liability in respect of any freehold, leasehold or other immovable property.

3.21 The Company has not received notification of any investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of the

       Company and neither the Company nor any of the Existing Shareholders is aware of any circumstances which would give rise to such investigation of inquiry.

3.22 As at the date hereof, in relation to its employees, the Company has paid all amounts due and payable by way of employer and employees' contribution and duly complied with its obligations in respect of PAYE and National Insurance and paid all amounts due and payable and has complied with all of its reporting obligations to the Inland Revenue in connection with any benefits provided to its employees and directors.

3.23 No Existing Shareholder, nor so far as the Company or the Existing Shareholders are aware, any of the other Key Managers has any interest, director or indirect, in any business which competes or is likely to compete with any business now carried on (or contemplated by this Agreement or any of the documents referred to in this Agreement to be carried on) by the Company or intends to acquire any such interest.

3.24 The Company is not a member of any corporate or unincorporated body, undertaking or association otherwise than in the ordinary course of business nor does it hold or is it liable to on any share or security which is not fully paid up or which carries any liability.

3.25 The Company does not have any branch, agency, place of business or permanent establishment outside the United Kingdom.

3.26 The Company has no liability under, and is not a party to, any agreement or arrangement which is prohibited by any competition law of the United Kingdom or European Union.

3.27 The Company owes no amount to a present or former director, other officer or employee of the Company (or his dependant) other than for accrued remuneration or reimbursement of business expenses.

INTELLECTUAL PROPERTY

3.28 "Intellectual Property" means patents, trade marks and service marks, rights in designs, trade or business names, copyrights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and rights under licences and consents in relation to any such thing and all other intellectual property rights or forms of protection of whatever nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

3.29 Details of all registered rights in any Intellectual Property owned by the Company are set out in the Disclosure Letter.

3.30 All rights in all Intellectual Property owned or otherwise required for the business of the Company are in the possession of, vested in or validly granted to the Company and are not subject to any limit as to time or any other limitation, right of termination or restriction and all renewal fees and steps required for their maintenance or protection have been paid and taken.

3.31 The Company has not breached any licence, sub-licence or assignment granted to or by it in respect of any Intellectual Property owned or otherwise required for the business of the Company.

3.32 The business conducted by the Company does not infringe the rights of any other person in any Intellectual Property.

3.33 There is no, nor has there been at any time any, unauthorised use or infringement by any person of any of the Intellectual Property owned or otherwise required for the business of the Company.

INFORMATION TECHNOLOGY

3.34 "Information Technology" means computer hardware, software, networks and/or other information technology.

3.35 Details of all material agreements relating to Information Technology used by the Company are set out in the Disclosure Letter.

3.36 In the twelve months prior to the date of this Agreement there have been no failures, stoppages or breakdowns of any Information Technology used by the Company which has caused any substantial disruption or interruption in or to the business conducted by the Company.

3.37 Use of the Information Technology by the Company does not infringe the Intellectual Property rights of any third party.

3.38 The Information Technology used by the Company has adequate functionality, capability and capacity for the present and (save in relation to the arrangements contemplated by this Agreement and the requirements of the Company in order to fulfil the Tranche 1 Subscription Conditions, the Tranche 2 Subscription Conditions and the Tranche 3 Subscription Conditions) foreseeable future requirements of the business of the Company.

3.39 Satisfactory disaster recovery and maintenance arrangements are in place for the Information Technology used by the Company.

                                     PART II

4.     THE EXISTING SHAREHOLDERS

4.1 There are no existing contracts or arrangements to which the Company or any subsidiary undertaking is a party and in which (i) any of the Existing Shareholders and/or any person who is a connected person with him is interested or (ii) any person who is a connected person with the Company is interested.

4.2 Neither Andrew Birchall nor Anthony Kelly has ever been charged with or convicted of any criminal offence other than a road traffic offence (except one involving a custodial sentence, whether suspended or not) nor have bankruptcy or any analogous proceedings been brought or threatened in respect of any of the Existing Shareholders. Neither Andrew Birchall nor Anthony Kelly is aware of any facts or matters which he believes might give rise to any such criminal proceedings, and none of the Existing Shareholders is aware of any facts or matters which he or she believes might give rise to any such bankruptcy proceedings.

4.3 Neither Andrew Birchall nor Anthony Kelly has ever been disqualified under the Company Directors Disqualification Act 1986 from acting as a director of a company incorporated in the United Kingdom.

EXECUTED by the parties:

Signed by                             )
Anthony Kelly                         )    /s/ Anthony Kelly
for and on behalf of                  )    ----------------------------
On Demand Group Limited               )


Signed by                             )
Andrew Birchall                       )    /s/ Andrew Birchall
                                           ----------------------------

Signed by                             )
Annabelle Birchall                    )    /s/ Annabelle Birchall
                                           ----------------------------

Signed by                             )
Anthony Kelly                         )    /s/ Anthony Kelly
                                           ----------------------------

Signed by                             )
Judith Kelly                          )    /s/ Judith Kelly
                                           ----------------------------

Signed by                             )
Michael Kelly                         )    /s/ Michael Kelly
                                           ----------------------------

Signed by                             )
William L. Fiedler                    )    /s/ William L. Fiedler
for and on behalf of                  )    ----------------------------
SeaChange International Inc.          )